Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2015

IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced net income of $3.3 million, or $0.83 per basic and diluted share for the fiscal year ended June 30, 2015, compared to $3.5 million, or $0.84 per basic and diluted share for the fiscal year ended June 30, 2014 and net income of $790,000, or $0.20 per basic and diluted share for the three months ended June 30, 2015, compared to $1.0 million, or $0.25 per basic and diluted share for the three months ended June 30, 2014.

For the year ended June 30, 2015, net interest income was $15.7 million compared to $15.8 million for the year ended June 30, 2014.  The provision for loan losses decreased to $460,000 for the year ended June 30, 2015, from $502,000 for the year ended June 30, 2014.  Interest income decreased slightly to $18.9 million for the year ended June 30, 2015, from $19.0 million for the year ended June 30, 2014.  Interest expense increased to $3.2 million for the year ended June 30, 2015, from $3.1 million for the year ended June 30, 2014.  Non-interest income increased to $3.3 million for the year ended June 30, 2015, from $3.1 million for the year ended June 30, 2014.  Non-interest expense increased to $13.4 million for the year ended June 30, 2015, from $13.0 million for the year ended June 30, 2014.  For the year ended June 30, 2015, income tax expense totaled $1.8 million compared to $1.9 million for the year ended June 30, 2014.

Total assets at June 30, 2015 were $563.7 million compared to $551.3 at June 30, 2014.  Cash and cash equivalents increased to $13.2 million at June 30, 2015, from $12.7 million at June 30, 2014.   Investment securities decreased to $170.6 million at June 30, 2015, from $184.6 million at June 30, 2014.  Net loans receivable increased to $356.2 million at June 30, 2015, from $329.9 million at June 30, 2014.  Deposits increased to $415.5 million at June 30, 2015, from $404.6 million at June 30, 2014.  Total borrowings, including repurchase agreements, increased to $62.0 million at June 30, 2015 from $59.1 million at June 30, 2014.  Stockholders’ equity decreased to $80.4 million at June 30, 2015 from $82.1 million at June 30, 2014.  This decrease was due to the repurchase of 298,383 shares of common stock at an aggregate cost of approximately $5.0 million, partially offset by net income of $3.3 million.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from five full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, and Savoy, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Selected Income Statement Data

(Dollars in thousands, except per share data)
	Quarter Ended June 30, 2015	Quarter Ended June 30, 2014	Year Ended June 30, 2015	Year Ended June 30, 2014
	(unaudited)	(unaudited)	(unaudited)
Interest income	$4,782	$4,834	$18,895	$18,961
Interest expense	793	799	3,226	3,148
Net interest income	3,989	4,035	15,669	15,813
Provision for loan losses	201	136	460	502
Net interest income after provision for loan losses	3,788	3,899	15,209	15,311
Non-interest income	920	830	3,320	3,068
Non-interest expense	3,438	3,155	13,420	13,040
Income before taxes	1,270	1,574	5,109	5,339
Income tax expense	480	570	1,835	1,862

Net income	$790	$1,004	$3,274	$3,477

Earnings per share – basic and diluted (1)	$0.20	$0.25	$0.83	$0.84
Weighted average shares outstanding (1)
Basic	3,829,724	3,997,201	3,925,199	4,137,359
Diluted	3,829,724	3,997,201	3,925,678	4,137,359

Performance Ratios

	Year Ended June 30, 2015	Year Ended June 30, 2014
	(unaudited)
Return on average assets	0.60%	0.62%
Return on average equity	3.92%	4.26%
Net interest margin on average interest earning assets	2.98%	2.94%

Selected Balance Sheet Data

(Dollars in thousands, except per share data)

	Year Ended June 30, 2015	Year Ended June 30, 2014
	(unaudited)
Assets	$563,668	$551,343
Cash and cash equivalents	13,224	12,731
Investment securities	170,630	184,586
Net loans receivable	356,194	329,924
Deposits	415,544	404,593
Total borrowings, including repurchase agreements	62,024	59,074
Total stockholders’ equity	80,436	82,086
Book value per share (2)	19.72	18.75
Average stockholders’ equity to average total assets	15.21%	14.61%

Asset Quality

(Dollars in thousands)

	Year Ended June 30, 2015	Year Ended June 30, 2014
	(unaudited)
Non-performing assets (3)	$3,117	$3,202
Allowance for loan losses	4,211	3,958
Non-performing assets to total assets	0.55%	0.58%
Allowance for losses to total loans	1.17%	1.18%

(1)	Shares outstanding do not include ESOP shares not committed for release.

(2)	Total stockholders’ equity divided by shares outstanding of 4,079,274 and 4,377,657 at June 30, 2015 and 2014, respectively.

(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.